Exhibit 10.1

Agreement for the sale and TRANSFER of the entire issued share capital of happy hour solutions ltd dated

December 23, 2025

by

HAPPY HOUR ENTERTAINMENT HOLDINGS LTD

TRANSFEROR

and

DEEPDIVE HOLDINGS LTD

TRANSFEREE

SHARE TRANSFER AGREEMENT

This Agreement is entered into on December 23, 2025, by and between:

Happy Hour Entertainment Holdings Ltd., a company established and existing under the laws of the British Virgin Islands, with registration number 2064353 and having its registered office situated at 1st Floor, Columbus Centre, P.O. Box 2283, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the “Transferor”);

Deepdive Holdings Ltd., a company established and existing under the laws of Malta, with registration number C 109631 and having its registered office situated at Q3 Level 14, The Quad Central, Triq l-Esportaturi, Central Business District Birkirkara, CBD 1040, Malta (hereinafter referred to as the “Transferee”), and

Hereinafter each of the above is referred to as a “Party” and jointly referred to as the “Parties”.

WHEREAS:

A.                  The Transferor is the registered holder of the Shares of the Company, as detailed in Part 1 and Part 2 of Schedule 1. The Shares together comprise all the issued and allotted shares in the capital of the Company and are fully paid, and the Company holds a valid remote gambling licence issued by the Estonian Tax and Customs Board (“EMTA”) with licence number HKT000063 (the “Estonia Licence”).

B.                  The Transferor desires to sell, transfer and assign the Shares to the Transferee, and the Transferee desires to purchase, acquire and receive the Shares, thereby acquiring ownership and control of the Company and the benefit of the Estonia Licence.

C.                  The Parties hereto desire to regulate the sale, transfer and assignment of the Shares by the Transferor to the Transferee as aforesaid under the express terms and conditions set out hereunder.

NOW THEREFORE, the Parties hereby agree as follows:

1.              DEFINITIONS AND INTERPRETATIONS

1.1. Defined Terms

In this Agreement, the following words and expressions have the meanings assigned to them hereunder:

Agreement  means this Share Transfer Agreement, its recitals, schedules, annexes and any other documents expressly incorporated by reference, as may be amended, supplemented, or restated from time to time

Applicable Law means any statute, treaty, directive, regulation, ordinance, code, rule, judgment, order, decree or other requirement of any Competent Authority, in each case having the force of law and from time to time in force, that is applicable to a Party, the Company, the Shares or the transactions contemplated by this Agreement.

Company  means Happy Hour Solutions Ltd., a company established and existing under the laws of Cyprus with registration number 419393 and having its registered office situated at Chytron, 3, Office 301, 1075 Nicosia, Cyprus, particulars of which are set out in Part 1 of Schedule 1.

Competent Authority  means any supra-national, national, state, municipal or local government (including any sub-division, court, administrative agency or commission or other authority of any supra-national, national, state, municipal or local government) or any governmental or quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (including any tribunal, securities exchange, competition or antitrust authority, or supervisory body);

Completion  means completion of the sale and transfer of the Shares in accordance with Clause 4 (Completion).

Completion Date means the date upon which Completion takes place in accordance with Clause 4.1. (Timing)

Confidential Information means any information in any form whatsoever relating to the Parties hereto, the Shares or the Company or to the Company’s business or affairs or operations.

Consideration has the meaning given in Clause 3 (Consideration).

Effective Date    means the date of this Agreement.

Encumbrance  means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any arrangement to create any of the same;

Liability means any debt, liability, duty, obligation or cause of action of every kind and nature whatsoever, whether present or future, actual or contingent, disputed or undisputed, and whether or not the same is presently ascertained or ascertainable.

Losses means all losses, damages, costs (including reasonable legal fees), charges, expenses, interest and penalties, whether or not resulting from a third-party claim and whether or not foreseeable.

Shares means the issued share capital of the Company as detailed in Part 1 of Schedule 1.

Transaction means the transfer transaction contemplated by the Transaction Documents

Transaction Documents means this Agreement, the Stock Transfer Forms and the any other ancillary documents required to complete the Transaction.

1.2. MEANING OF REFERENCES

Unless specifically required or indicated otherwise:

(a)     Words in one gender include any other gender, words importing individuals import companies and vice versa, words in the singular shall be treated as including the plural and vice versa, and words in the singular shall be treated as including the plural and vice versa, and words importing the whole include a reference to any part of them,

(b)    references to a person shall include any individual, firm, company, unincorporated association, trust, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality;

(c)     references to a company shall include any company, corporation or other body corporate wherever and however incorporated or established;

(d)    references to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(e)     references to "writing" or "written" include any method of reproducing words or text in a legible and non-transitory form and, for the avoidance of doubt, shall include text transmitted by e-mail;

(f)     references to any document (including this agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(g)    references to any "arrangement" shall include any contract, agreement, transaction, commitment, instrument, licence, franchise, assignment, lien, Encumbrance, charge, concession, understanding, Permit, policy, grant, employee benefit or bonus, or other arrangement (in each case whether legally enforceable or not);

(h)    Clause, schedule and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect the interpretation of this agreement.

2.              SALE, TRANSFER AND ASSIGNMENT

2.1. Sale and Transfer

(a)     The Transferor shall at Completion sell and the Transferee shall acquire the entire legal and beneficial ownership in the Shares with full title guarantee free from all Encumbrances.

(b) The Transferor covenant with the Transferee that:

(i)                  they have now, and shall have, at all times up to and at Completion, full power and the right to sell and transfer the legal and beneficial title in the Shares on the terms set out in this Agreement;

(ii)                the Shares do, and shall, at all times up to and at Completion, represent the entire allotted and issued share capital of the Company; and

(iii)              except for the Shares there are no other rights to acquire or receive any share capital of the Company or instruments convertible into or exercisable or exchangeable for share capital of the Company.

2.2. Rights attaching to the Shares

The Shares shall be transferred together with all rights attaching to them now or after the date of this Agreement, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement.

2.3. Waiver of restrictions on transfer

The Transferor irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) that may exist in relation to the Shares, whether under the constitutional documents of the Company or otherwise.

2.4. Sale and transfer of all the Shares

The Transferee shall not be obliged to complete the purchase of any of the Shares unless the sale of all the Shares is completed simultaneously in accordance with this Agreement.

3.              CONSIDERATION

3.1. In consideration of the transfer of the Shares, the Parties acknowledge and agree that no monetary consideration shall be payable by the Transferee. The sole and exclusive consideration for the transfer of the Shares shall consist of the assignment and transfer of the domain name and related rights as set out in Schedule 3 (the “Consideration”), such assignment and transfer being conditional upon and subject to the Transferee’s full compliance with its obligations under Clause 4.3 (Obligations of the Transferee at Completion).

3.2. The Consideration shall be deemed duly effected at Completion, subject to and conditional upon (i) the Transferor having fully complied with its obligations under Clause 4.2 (Obligations of the Transferor at Completion), and (ii) the Transferee having fully complied with its obligations under Schedule 3.

4.              COMPLETION

4.1. Timing and Location

Completion shall take place remotely by electronic exchange of duly executed documents and shall occur on the date of this Agreement or on the date when each Party has fulfilled its respective obligations under Clauses 4.2 and 4.3 (as applicable), and all items listed in Schedule 2 have been duly exchanged. The Parties shall use their reasonable endeavours to complete the transfer on the date of this Agreement, and in any event shall use their best endeavours to ensure that Completion occurs no later than 31 December 2025.

4.2. Obligations of the Transferor at Completion

At Completion, the Transferor shall deliver (or cause to be delivered) to the Transferee the items listed in Part 1 of Schedule 2 (the Transferee receiving those items, where appropriate, as agent of the Company).

4.3. Obligations of the Transferee at Completion

At Completion, and subject to the Transferor complying with its obligations under Clause 4.2, the Transferee shall deliver (or cause to be delivered) to the Transferor Representative the matters or items listed in Part 2 of Schedule 2.

4.4. Proceedings at Completion

All actions to be taken, all documents to be delivered and all payments to be made at Completion shall be deemed to have been taken, delivered and made simultaneously, and, except as provided by this Agreement, no actions shall be deemed taken, documents delivered or payments made until all have been taken, delivered and made. To the extent permitted by Applicable Law, a person may participate in Completion regardless of that person's location, provided that the person can communicate to all other persons present any information required to be provided at Completion.

4.5. Failure to Complete

If the provisions of Clause 4.3 are not complied with in all respects on the Completion Date, the Transferee shall not be obliged to complete the sale and purchase of the Shares or pay any of the Consideration and may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the Transferors’ Representative:

a)       defer Completion by a period of not more than 28 days to another date that it may specify in that notice (in which case the provisions of this clause 4.5 shall apply to Completion as so deferred);

b)       waive all or any of the requirements contained or referred to in Clause 4.2 at its discretion (and without prejudice to its rights under this Agreement) and proceed to Completion so far as practicable; or

c)       terminate this agreement without liability on its part.

5.              WARRANTIES

The Transferor warrants to the Transferee that, as at the Effective Date and repeating on Completion (unless a warranty is expressed to be given at a different time):

a.        That the Transferor has full power and authority to enter into and perform its obligations under this Agreement;

b.       It is the sole legal and beneficial owner of the Shares, which constitute the entire issued and allotted share capital of the Company, are fully paid and non-assessable, and are free from all Encumbrances and third-party rights.

c.        There is no litigation, arbitration or dispute in progress, pending, or threatened against the Transferor or the Company that related to the Shares or that would prohibit or materially delay the transfer.

d.       That the Shares are freely transferrable, with all the rights, title and interest attached thereto; and the execution and performance of this Agreement does not breach the constitutional documents of the Company or the Transferor, or require any consent or approval (other than those that have been obtained or will be obtained before Completion);

e.        Upon Completion the Transferee will acquire the Shares with the right to quiet use and enjoyment and to exercise all rights attaching to them without interruption.

f.        That all formalities required under the Applicable Laws of Cyrpus, applicable to the Company, have been or will be carried out in order to duly formalise the transfer and assignment of the Shares and to render it effective and valid anywhere and towards any third parties.

6.              LIABILITY & INDEMNIFICATION

1.       With effect from Completion, the Transferee irrevocably releases, discharges and forever holds harmless the Transferor, and each of its respective directors, officers, employees and agents from and against any and all Liabilities that may arise, accrue or otherwise be asserted after Completion, whether known or unknown, contingent or otherwise, and whether arising in contract, tort, statute or otherwise, in any way relating to:

a.        the Shares;

b.       the business, operations, assets, obligations or affairs of the Company; or

c.        the business or operations directly connected to the performance of the obligations under (i) the Nominee Agreement between the Company and Interstellar Entertainment N.V. dated 7 March 2024, and (ii) the Nominee Agreement between the Company and HR Entertainment Ltd dated 1 January 2022, in respect of any Liabilities that may arise, accrue or otherwise be asserted before or after Completion; or

d.       the execution, delivery or performance of this Agreement or any of the Transaction Documents,

except to the extent that such Liability arises directly from the Transferor’s own fraud, wilful misconduct or deliberate breach of this Agreement or any inaccuracy in, or breach of, a Warranty given by the Transferor under Clause 5,  in which case the Transferor shall indemnify, defend and hold harmless the Transferee against any and all Liabilities and Losses suffered or incurred by the Transferee as a result of such breach.

2.       The Transferee shall indemnify, defend and keep fully indemnified the Transferor from and against all Losses suffered or incurred and which result from, relate to or arise out of:

a.        any act, omission, event or circumstance occurring on or after Completion in connection with the Shares or the Company

b.       any claim, demand, action or proceeding brought by a third party after Completion in respect of the period on or after Completion;

c.        any Taxes, duties, penalties, interest or charges imposed in connection with the transfer of the Shares (save to the extent such amounts are, under Clause 10 (Taxes), expressly borne by the Transferor); and

d.       any breach by the Transferee of its obligations under any Transaction Document.

3.       If the Transferor becomes aware of any matter that may give rise to a claim under this clause, it shall notify the Transferee in writing as soon as reasonably practicable, giving reasonable particulars of the claim. The Transferee shall, at its own cost, assume conduct of any third-party claim, provided that it (i) keeps the Transferor reasonably informed of material developments, and (ii) shall not settle or compromise such claim without the Transferor’s prior written consent (not to be unreasonably withheld or delayed) if the settlement involves any admission of wrongdoing by, or imposes any non-monetary obligation on, the Transferor. The Transferor shall give the Transferee all reasonable assistance (at the Transferee’s cost) in defending such claim.

Nothing in this clause limits or excludes any Liability arising from fraud or wilful misconduct. The indemnities and releases in this clause constitute separate and independent obligations and shall survive Completion, expiry or termination of this Agreement without limit in time (save for any applicable statutory limitation).

4.       Notwithstanding anything to the contrary in this Agreement, the Transferee expressly assumes, and agrees to indemnify and hold harmless the Transferor from, any and all Liabilities (whether actual, contingent, known or unknown) arising out of or in connection with the ownership, use, operation, monetisation, exploitation or possession of the Domain Name listed in Schedule 3, whether such Liabilities arise from any act, omission, circumstance or event occurring before, on or after Completion, and irrespective of whether any claim is asserted before, on or after Completion.

7.              FURTHER ASSURANCES

The Transferor agrees (at its own cost) to perform (or to procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) all further documents that may be required by Applicable Law or as the Transferee may reasonably require, whether on or after Completion, to vest the legal and beneficial ownership of the Shares in the Transferee.

8.              DIVIDENDS, VOTING AND OTHER RIGHTS

As from the Completion Date  all rights in or otherwise pertaining or relating to the Shares, including without prejudice to the generality of the foregoing rights to dividends and voting rights and the right to attend meetings and receive notices thereof, shall be vested in the Transferee.

9.              CONFIDENTIALITY

a)       Each Party undertakes and agrees that it shall not, at any time (whether before or after Completion and whether during or after the term of this Agreement), directly or indirectly disclose, divulge, communicate, or otherwise make available to any third party any Confidential Information, except as expressly permitted under this Agreement.

b)       For the purposes of this clause, “Confidential Information” shall include all non-public, proprietary, commercial, financial, legal, technical, operational, or strategic information relating to:

a.        the Company;

b.       the terms of this Agreement or the transactions contemplated herein;

c.        any Party’s business, affairs, clients, or internal processes;
whether disclosed orally, in writing, or in any other form, and whether before or after the date of this Agreement.

c)       The obligations under this clause shall not apply to the extent that the Confidential Information:

a.        is or becomes publicly available (other than through a breach of this Agreement);

b.       is lawfully obtained from a third party who is not under an obligation of confidentiality;

c.        is required to be disclosed by law, regulation, or a competent authority (provided that, where legally permitted, the disclosing Party shall give the other Parties prompt written notice and cooperate to limit the extent of such disclosure);

d.       is disclosed to professional advisors, auditors, or legal representatives bound by confidentiality obligations, to the extent reasonably necessary for the purpose of this Agreement or compliance with Applicable Law.

d)       Notwithstanding that the transaction occurs within the same group, each Party shall treat Confidential Information strictly on a need-to-know basis and ensure that access is limited to those persons within the group who are bound by equivalent confidentiality obligations and who require access for legitimate internal business or compliance purposes.

e)       The obligations in this clause shall survive Completion, expiry, or termination of this Agreement for a period of five (5) years, or such longer period as may be required by Applicable Law or regulatory authorities.

10.           TAXES

a.        All sums payable under this Agreement, unless otherwise stated, are exclusive of any duties or taxes, if applicable.

b.       Any duty or tax (including, without limitation, any income tax, capital gains tax, or similar tax, payable by the Transferor in respect of its earnings, gains, income, profit or revenue) arising in connection with this Agreement shall be the responsibility of the Transferor and shall be paid in addition to any amounts received under this Agreement.

c.        Any stamp duty or similar transfer tax arising in Cyprus in connection with the execution, delivery, or performance of this Agreement and the transfer of the Shares shall be borne and paid by the Transferee, who shall be responsible for filing the relevant documentation with the Cypriot tax authorities and for effecting timely payment of such duty.

11.           SEVERANCE

If any provision of this Agreement is declared by any judicial or other competent adjudicatory authority to be void, voidable, illegal or otherwise unenforceable, that provision shall be deemed severed from this Agreement that shall not affect the validity or enforceability of the remaining provisions, which shall remain in full force and effect and binding on either Party hereto. To the extent permitted by law, the Parties shall negotiate in good faith to agree on a valid, enforceable, and lawful provision that reflects as closely as possible the original commercial intent of the severed provision and shall amend this Agreement accordingly to incorporate such provision.

12.           ENTIRE AGREEMENT

Subject to any terms implied by Applicable Law, this agreement, the other Transaction Documents together constitute the entire agreement between the parties in relation to the sale and purchase of the Shares and supersede and replace any previous agreement (whether written or oral) between the Parties in relation to the subject matter of any such document. Each Party agrees that in entering into this Agreement, the other Transaction Documents, it does not rely on any oral or written representation or warranty that is not set out in those documents. Nothing in this agreement shall exclude any liability for, or remedy in respect of, fraud.

13.           RIGHTS AND REMEDIES

a)       No failure or delay by any Party in exercising any right or remedy provided by this Agreement or Applicable Law shall impair that right or remedy or operate as a waiver of it. The single or partial exercise of any right or remedy shall not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy.

b)       All rights and remedies granted to any of the Parties hereto shall be cumulative and no exercise by either Party of any right under this Agreement shall restrict or prejudice the exercise of any other right granted by this Agreement or otherwise available to it

c)       The rights and remedies of the Transferee under this Agreement shall not be affected, and the Transferors’ liabilities under this Agreement shall not be released, discharged or impaired, by:

a.        Completion; or

b.       any information relating to the Company of which the Transferee has knowledge (actual, imputed or constructive) other than, in respect only of the Critical Business Warranties and/or Business Warranties by reason of its being Disclosed and no such information shall prejudice any claim that the Transferee shall be entitled to bring or shall operate to reduce any amount recoverable by the Transferee under this agreement.

14.           VARIATON, WAIVER AND CONSENT

a)       No variation or waiver of any provision of this agreement shall be effective unless it is in writing and signed by or on behalf of the Transferee and the Transferors’ Representative (or, in the case of a waiver, by or on behalf of the party waiving compliance).

b)       Unless expressly agreed, no variation or waiver of any provision of this agreement shall constitute a general variation or waiver of any provision of this agreement, nor shall it affect any rights, obligations or liabilities under this agreement that have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under this agreement shall remain in full force, except and only to the extent that they are so varied or waived.Any consent granted under this agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given

15.           COSTS

a)       All transfer taxes, stamp duty, registration fees and notarial charges applicable to or resulting from the Transaction shall be borne by the Transferee.

b)       Subject to clause 18(a) and each of the Parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement, the other Transaction Documents and any other agreement incidental to or referred to in this Agreement or the other Transaction Documents.

c)       In respect of any electronic transfer made in connection with this Agreement, any costs or bank or other charges of the sending bank shall be borne by the party making that payment and any costs or bank or other charges of the recipient bank shall be borne by the party receiving that payment.

16.           ASSIGNMENT

a)       Subject to clause 19. (b), neither Party shall be entitled to assign, mortgage, charge, declare a trust of or deal in any other manner with any or all of its rights or obligations under this Agreement (or any other document referred to in it) without the prior written consent of the other party.

b)       All or any of the Transferee's rights under this Agreement (including in respect of the Warranties) may (notwithstanding any other provisions of this Agreement) be assigned by the Transferee to, or made the subject of a trust created in favour of:

a.        any person by way of security for borrowings of the Transferee Group; or

b.       any other member of the Transferee Group (or by any such member to or in favour of any other member of the Transferee Group) (provided that if that assignee company leaves the Transferee Group, those rights are assigned or made the subject of a trust in favour of another member of the Transferee Group), and the amount of loss recoverable by the assignee shall be calculated as if that person had been originally

17.           NOTICE

a)       Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, sent by registered post, or sent by email to the relevant Party at the contact details specified below (or such other address or email as may be notified in accordance with this clause).

b)       Notices shall be deemed received: I) if delivered by hand, at the time of delivery; II) if sent by registered post, five (5) Business Days after posting; and iii) if sent by email, when sent, provided no delivery failure notification is received.

c)       The Parties’ contact details for the purpose of notices are as follows:

For the Transferee:
Attn: Legal Department, Deepdive Holdings Ltd
Address:  Q3 Level 14, The Quad Central, Triq l-Esportaturi, Central Business District Birkirkara, CBD 1040, Malta
Email: legal@highroller.com
Copy to:

For the Transferor:

Attn: Happy Hour Entertainment Holdings Ltd.
Address:  P.O. Box 2283, Road Town, Tortola,  VG1110, British Virgin Islands
Email: legal@happyhour.io
Copy to:

d)       Any Party may change its notice details by giving written notice to the other Parties in accordance with this clause. Such change shall take effect on the later of: (i) the date specified in the notice; or (ii) five (5) Business Days after receipt of the notice.

18.           SURVIVAL OF TERMS

 Each provision of this Agreement shall continue in full force after Completion, except to the extent that a provision has been fully performed on or before Completion.

19.           GOVERNING LAW, JURISDICTION AND DISPUTES

a.        This Agreement, including all matters relating to the formalities, construction, application and enforcement, is governed by Maltese law.

b.       Any dispute arising between the Parties in relation to this Agreement may be referred by a Party to arbitration in accordance with the provisions of the Arbitration Act (Chapter 387 of the Laws of Malta) or of any other statutory enactment that may from time-to-time substitute, replace, amend or otherwise modify it.

c.        Arbitration shall be conducted by a single arbitrator appointed by the Parties and, in the absence of agreement between the Parties to the dispute within a period of thirty (30) days from the reference to arbitration made by a Party in accordance with sub-clause 17(b), such arbitrator may be appointed by the Chairman of the Board of Governors of the Malta Arbitration Centre upon an application to such effect by any Party.

d.       The language of arbitration shall be the English language.

20.           EXECUTION AND COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Facsimile signatures or signatures sent by email attachment or telecopy shall be valid and binding to the same extent as original signatures. This agreement shall not be effective until each party has executed at least one counterpart.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed on the date here above stated.

Signature page to follow

Signed:

/s/ Angeliki Panari
Angeliki Panari
Director
For and on behalf of the Transferor

/s/ Julian Gatt
Julian Gatt
Director
For and on behalf of the Transferee

/s/ Angeliki Panari
Angeliki Panari
Director
For and on behalf of the Company

Schedule 1 - The Company

Part 1

Details of the Company

Company number	HE419393
Registered office	Chytron, 3, Flat/Office 301 1075, Nicosia, Cyprus
Directors	Angeliki Panari
Secretary	Angeliki Panari
Issued share capital	1,000,000 – (1,000,000 EUROS)
Nominal Value (per share)	1 EURO
Paid Up Shares	100%
Mortgages and charges	N/A
Registered and beneficial shareholders	Happy Hour Entertainment Holdings Ltd
Accounting reference date	01 January – 31 December
Auditors	M.Papadakis & Co.
Tax residence	Cyprus
VAT registration number	CY10419393G
Status	Active
Direct subsidiaries (as of Completion)	N/A
Company number	HE419393

Part 2

Transferor

Name and Address	No. of Shares	Percentage Entitlement
Happy Hour Entertainment Holdings Ltd. P.O. Box 2283, Road Town, Tortola, VG1110, British Virgin Island	1,000,000	100%

Schedule 2 - Completion

Part 1

Obligations of the Transferor at Completion

At Completion, the Transferor shall deliver or procure to be delivered to the Transferee (in form and substance reasonably satisfactory to the Transferee):

Share transfer documents and related ancillary documents:

1.       a duly executed instrument of transfer (Form HE57, or any other relevant form as applicable at the time of Completion,  under Cyprus Law), signed by the Transferor for the transfer of all of its Shares into the name of the Transferee or its nominee(s) (with subsequent delivery of the original instrument if a copy is provided at Completion) for the purpose of filing with the Cyrpus Register of Companies;

2.       existing original share certificate(s) representing the Shares;

3.       a true copy of a resolution of the directors of each member of the Company’s Parent approving:

a.        for registration the instrument of transfer of shares in favour of the Transferee in respect of the Shares and the transfer of the Shares and the updating of the Company’s register of members (subject to stamping) in order to reflect the transfer of the Shares in favour of the Transferee;

b.       each of the Transaction Documents (where relevant) to be entered into by the relevant member of the Company’s Parent and the transactions contemplated therein and authorising the authorised representatives of the relevant member of the Company’s Parent for the purpose of the valid execution of the Transaction Documents to be entered into by the Company; and

c.        the amendment of all authorities to the bankers of the relevant member of the Company relating to bank accounts and to give authority to those persons that the Transferee may nominate to operate the accounts.

4.       all the statutory and other books (duly written up to, but not including, Completion) of each member of the Company’s Parent and the certificates of incorporation and the common seals in its possession;

Evidence of authority

1.       to the extent not delivered before the Completion Date, a certified copy of any power of attorney under which any Transaction Document or other document to be executed in connection with the Transaction is executed by or on behalf of the Transferor;

Other deliverables

1.       the e-mail address, security code and authentication code used by the Company in making web-filings with the Registrar of Companies.

2.       irrevocable powers of attorney in the agreed form executed by the Transferor in favour of the Transferee to enable the Transferee (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares;

Part 2

Obligations of the Transferee at Completion

At Completion, the Transferee shall:

1.       to the extent not delivered before the Completion Date, deliver to the Transferor a copy of a resolution of the board of directors of the Transferee authorising its execution and performance of the Transaction Documents and each other document to be executed by it in connection with the Transaction; and

2.       to the extent not delivered before the Completion Date, deliver to the Transferor Representative a copy of any powers of attorney under which any Transaction Document and each other document to be executed in connection with the Transaction is executed by or on behalf the Transferee.

3.       obtain stamping of the share transfer instrument (Form HE57, or any applicable form under Cyprus law at the time of Completion) and ensure payment of any stamp duty due in respect of the transfer of the Shares. The Transferee shall bear the full cost of the stamp duty and any associated filing with the Cyprus Registrar of Companies.

4.       file the duly stamped instrument of transfer with the Cyprus Registrar of Companies and take all necessary steps to register the Shares in the name of the Transferee (or its nominee(s)) as soon as reasonably practicable.

Part 3

Post-Completion obligations

1.       The Transferor undertake to the Transferee to, immediately following Completion, send to the Transferee at its registered office for the time being all records, correspondence, documents, files, memoranda and other papers relating to the Company not kept at the Property and/or if received by the Transferor following the Completion.

2.       At all times following Completion, Transferor undertake to fully cooperate with Transferee (at the Transferee’s cost) in timely providing information regarding the Transferor requested by applicable governmental authorities and/or required in connection with the application by Transferee or any of its subsidiaries (including the Company) for regulatory approvals and licenses.

Schedule 3 — Domain Name Transfer

1. Domain Name

1.1. The consideration for the transfer of the Shares shall consist of the transfer of the domain name www.casinoroom.com (the “Domain Name”).

2.       Variations and Extensions

2.1. The transfer of the Domain Name shall include any and all variations, extensions, and forms of the Domain Name owned and controlled by the Transferor, including but not limited to:

casinoroom.mobi
casinorom.com
casinoroom.asia
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3.       Transfer

3.1.    The transfer of the Domain Name and all variations/extensions listed in this Schedule 3 shall take effect following Completion and shall include the transfer of full legal and beneficial ownership together with all associated administrative rights, login credentials, registrar authorisation/EPP codes, renewals, DNS control rights and any related access required to effect and maintain the transfer.

3.2.    The Parties shall cooperate in good faith and take all necessary actions, instructions, confirmations and approvals reasonably required by the relevant registrar(s) or service providers to complete the transfer without undue delay following Completion.

3.3. The transferee waives any claim against the Transferor arising from any past or present use of the Domain name.

4.       Reference to Share Purchase Terms

4.1.    The transfer of the Domain Name and the associated variations/extensions under this Schedule 3 shall occur following Completion and shall be governed by, and carried out in accordance with, the Name Domain Share Purchase Agreement to be executed between the Parties, which shall set out the detailed terms, representations, warranties, and procedural requirements applicable to such transfer.

4.2.    The Parties acknowledge and agree that Completion under this Agreement is not conditional upon the execution of the Name Domain Share Purchase Agreement. The execution of the Name Domain Share Purchase Agreement shall be required solely for the purposes of effecting the transfer of the Domain Name and shall not impact or delay Completion.